As filed with the Securities and Exchange Commission on January 2, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QORVO, INC.

(formerly known as Rocky Holding, Inc.)

(Exact Name of Registrant as Specified in its Charter)

Delaware	46-5288992
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7628 Thorndike Road, Greensboro, North Carolina 27409-9421

and

2300 N.E. Brookwood Parkway, Hillsboro, Oregon 97124

(Address of principal executive offices)

(Zip Code)

QORVO, INC. 2012 STOCK INCENTIVE PLAN

2003 STOCK INCENTIVE PLAN OF QORVO, INC.

QORVO, INC. 2006 DIRECTORS STOCK OPTION PLAN

NONEMPLOYEE DIRECTORS’ STOCK OPTION PLAN OF QORVO, INC.

QORVO, INC. 2015 INDUCEMENT STOCK PLAN

(Full titles of the Plans)

Robert A. Bruggeworth

President and Chief Executive Officer

Qorvo, Inc.

7628 Thorndike Road

Greensboro, North Carolina 27409

(Name and address of agent for service)

(336) 664-1233

(Telephone number, including area code, of agent for service)

Copy to:

Jeffrey C. Howland, Esq.

Womble Carlyle Sandridge & Rice, LLP

One West Fourth Street

Winston-Salem, North Carolina 27101

(336) 721-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☒	Large accelerated filer	☐	Accelerated filer

☐	Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.0001 per share	6,841,461(2)	$65.68(4)	$449,347,158.48(4)	$52,214.14
	1,050,168(3)	$23.73(5)	$24,920,486.64(5)	$2,895.76
Total:	7,891,629			$55,109.90

(1)	This registration statement (the “Registration Statement”) also covers additional shares of Common Stock that may be issuable pursuant to the antidilution provisions of the Qorvo Plans (as defined below) by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	This Registration Statement registers 5,889,153 shares of the Common Stock of Qorvo, Inc. (the “Company” or the “Registrant”), par value $0.0001 per share (the “Common Stock”), available for issuance pursuant to the Qorvo, Inc. 2012 Stock Incentive Plan (the “Qorvo 2012 Plan”), including shares that may be issued pursuant to outstanding restricted stock units previously granted under the Qorvo 2012 Plan, which shares will become available for issuance under the terms of the Qorvo 2012 Plan to the extent such restricted stock units terminate without shares being issued. The Qorvo 2012 Plan was assumed by the Registrant effective January 1, 2015 pursuant to the Agreement and Plan of Merger and Reorganization dated February 22, 2014, as amended (the “Merger Agreement”), by and among RF Micro Devices, Inc. (“RFMD”), TriQuint Semiconductor, Inc. (“TriQuint”), and the Registrant. The Registration Statement also registers 702,308 shares of Common Stock that may be issued pursuant to outstanding restricted stock units previously granted under the 2003 Stock Incentive Plan of Qorvo, Inc. (the “Qorvo 2003 Plan”), which shares will become available for issuance under the terms of the Qorvo 2012 Plan to the extent such restricted stock units terminate without shares being issued. This Registration Statement also registers 250,000 shares of Common Stock available for issuance pursuant to the newly-adopted Qorvo, Inc. 2015 Inducement Stock Plan (the “Qorvo 2015 Plan”).
(3)	The Registration Statement also registers shares of Common Stock that may be issued pursuant to outstanding stock options previously granted under the Qorvo Plans as follows: 145,635 shares of Common Stock which are issuable pursuant to the Qorvo 2012 Plan, 801,583 shares of Common Stock which are issuable pursuant to the Qorvo 2003 Plan, 92,950 shares of Common Stock which are issuable pursuant to the Qorvo, Inc. 2006 Directors Stock Option Plan (the “Qorvo 2006 Plan”), and 10,000 shares of Common Stock which are issuable pursuant to the Nonemployee Directors’ Stock Option Plan of Qorvo, Inc. (the “Qorvo Directors Plan” and, together with the Qorvo 2012 Plan, the Qorvo 2003 Plan, the Qorvo 2015 Plan, and the Qorvo 2006 Plan, the “Qorvo Plans”), which shares will become available for issuance under the terms of the Qorvo 2012 Plan to the extent such stock options terminate without shares being issued.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon: the average ($16.42) of the high and low prices of the common stock of RF Micro Devices, Inc., as reported on the NASDAQ Stock Market on December 29, 2014, divided by the RFMD exchange ratio of 0.2500 set forth in the Merger Agreement.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the weighted average of the exercise price for certain outstanding stock options granted under certain of the Qorvo Plans.

EXPLANATORY NOTE

On January 1, 2015 (the “Effective Date”), pursuant to the Merger Agreement by and among RFMD, TriQuint, and the Registrant, RFMD and TriQuint each became a wholly-owned subsidiary of the Registrant. Pursuant to the Merger Agreement, effective January 1, 2015, the Registrant assumed the obligations of RFMD under the Qorvo 2012 Plan, the Qorvo 2003 Plan, the Qorvo 2006 Plan, and the Qorvo Directors Plan, as set forth on the cover page of this Registration Statement. Also effective January 1, 2015, the Registrant adopted the new Qorvo 2015 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents of the Registrant, RFMD (Commission file number 0-22511), and TriQuint (Commission file number 0-22660) (except for the portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof, and any related exhibits furnished pursuant to Item 9.01 thereof, or otherwise not filed with the Commission, which are deemed not to be incorporated by reference into this Registration Statement):

(a)	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarter ended June 28, 2014, as filed September 12, 2014, and for the fiscal quarter ended September 27, 2014, as filed November 5, 2014;

(b)	The Registrant’s Current Reports on Form 8-K filed with the Commission on September 8, 2014, October 8, 2014, November 26, 2014, and January 2, 2015;

(c)	RFMD’s Annual Report on Form 10-K for the fiscal year ended March 29, 2014, as filed May 21, 2014;

(d)	RFMD’s Quarterly Reports on Form 10-Q for the fiscal quarter ended June 28, 2014, as filed August 6, 2014, and for the fiscal quarter ended September 27, 2014, as filed October 31, 2014;

(e)	RFMD’s Current Reports on Form 8-K filed with the Commission on April 14, 2014, April 29, 2014, May 20, 2014, June 17, 2014, July 16, 2014, July 31, 2014, September 5, 2014, September 8, 2014, September 19, 2014, November 24, 2014 and January 2, 2015;

(f)	TriQuint’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed February 21, 2014, as amended by TriQuint’s Amendment No. 1 to Annual Report on Form 10-K/A, as filed April 10, 2014;

(g)	TriQuint’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 29, 2014, as filed May 2, 2014, for the fiscal quarter ended June 28, 2014, as filed July 31, 2014, and for the fiscal quarter ended September 27, 2014, as filed October 28, 2014;

(h)	TriQuint’s Current Reports on Form 8-K filed with the Commission on February 24, 2014, April 14, 2014, June 17, 2014, July 16, 2014, July 31, 2014, September 5, 2014, September 8, 2014, September 19, 2014, November 24, 2014 and January 2, 2015; and

(i)	The updated description of the Registrant’s Common Stock contained in the Form 8-K filed on January 2, 2015, which updates the description of the Common Stock of RFMD and TriQuint contained in the registration statements under the Exchange Act originally filed by RFMD and TriQuint, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company with the Commission under Sections 13(a), 13(c), 14 and 15(d), as applicable, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	Description of Securities.

Not Applicable.

ITEM 5.	Interests of named Experts and Counsel.

None.

ITEM 6.	Indemnification of Directors and Officers.

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision does not limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under section 174 of the DGCL for unlawful payment of dividends or stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Under Delaware law, a corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the person is found liable to the corporation unless, in such a case, the court determines the person is entitled to indemnification for such expenses as the court deems proper. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her in connection with such proceeding. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

The Registrant’s certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director may be held personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Registrant’s bylaws provide that the Registrant will, to the maximum extent and in the manner permitted by the DGCL, indemnify any person against expenses, liabilities and losses (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred in connection with any threatened, pending or completed action, suit, or proceeding in which such person was or is a party or is threatened to be made a party because such person is or was a director or officer of the corporation. However, the Registrant’s bylaws provide that the Registrant shall only be required to indemnify a director or officer in connection with an action, suit, or proceeding (or part thereof) such director or officer has initiated if the board of directors authorized the initiation of such action, suit, or proceeding (or part thereof). For purposes of this indemnification provision, the Registrant’s bylaws define “directors” and “officers” to include any person (a) who is or was a director or officer of the Registrant; (b) who is or was serving at the Registrant’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise; or (c) who was a director or officer of a corporation which was a predecessor corporation of the Registrant or of another enterprise at the request of such predecessor corporation.

Further, the Registrant’s bylaws obligate the Registrant to pay the expenses (including attorney’s fees) that a director or officer who is entitled to indemnification incurs before the final disposition of the action, suit or proceeding in defending any action, suit or proceeding for which the Registrant may be obligated to indemnify such officer or director. To receive expenses in advance, such director or officer must provide the Registrant with an undertaking by such officer or director to repay all amounts advanced if it should ultimately be determined that the director or officer is not entitled to indemnification from the Registrant.

ITEM 7. Exemption From Registration Claimed.

Not Applicable.

ITEM 8.	Exhibits.

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

ITEM 9.	Undertakings.

(a)	The undersigned Company hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Company hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Qorvo, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, State of North Carolina, on this 2nd day of January, 2015.

QORVO, INC.

By:	/s/ Robert A. Bruggeworth
	Name:	Robert A. Bruggeworth
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned authorizes Robert A. Bruggeworth and Steven J. Buhaly, or either of them severally, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file any and all amendments to the Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of January 2, 2015.

/s/ Robert A. Bruggeworth		/s/ Steven J. Buhaly
Name:	Robert A. Bruggeworth	Name:	Steven J. Buhaly
Title:	President, Chief Executive Officer and Director (Principal Executive Officer)	Title:	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Ralph G. Quinsey		/s/ Daniel A. DiLeo
Name:	Ralph G. Quinsey	Name:	Daniel A. DiLeo
Title:	Chairman of the Board of Directors	Title:	Director

/s/ Jeffery R. Gardner		/s/ Charles Scott Gibson
Name:	Jeffery R. Gardner	Name:	Charles Scott Gibson
Title:	Director	Title:	Director

/s/ John R. Harding		/s/ David H.Y. Ho
Name:	John R. Harding	Name:	David H.Y. Ho
Title:	Director	Title:	Director

/s/ Roderick D. Nelson		/s/ Walden C. Rhines
Name:	Roderick D. Nelson	Name:	Walden C. Rhines
Title:	Director	Title:	Director

/s/ Walter H. Wilkinson, Jr.
Name:	Walter H. Wilkinson, Jr.
Title:	Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Report on Form 8-K12B filed with the Commission on January 2, 2015).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Report on Form 8-K12B filed with the Commission on January 2, 2015).

4.3	Specimen Certificate of Common Stock of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Report on Form 8-K12B filed with the Commission on January 2, 2015).

5.1	Opinion of Womble Carlyle Sandridge & Rice, LLP regarding the legality of the securities being registered.

23.1	Consent of KPMG, LLP, independent registered public accounting firm for TriQuint Semiconductor, Inc.

23.2	Consent of Ernst & Young, LLP, independent registered public accounting firm for RF Micro Devices, Inc.

23.3	Consent of Womble Carlyle Sandridge & Rice, LLP (included in Exhibit 5).

24.1	Powers of Attorney (included on the signature page).

99.1	Qorvo, Inc. 2012 Stock Incentive Plan (As Assumed by Qorvo, Inc. and Amended and Restated Effective January 1, 2015).

99.2	2003 Stock Incentive Plan of Qorvo, Inc. (As Assumed and Amended by Qorvo, Inc. Effective January 1, 2015).

99.3	Qorvo, Inc. 2006 Directors Stock Option Plan (As Assumed by Qorvo, Inc. and Amended Effective January 1, 2015).

99.4	Nonemployee Directors’ Stock Option Plan of Qorvo, Inc. (As Assumed by Qorvo, Inc. and Amended Effective January 1, 2015).

99.5	Qorvo, Inc. 2015 Inducement Stock Plan.